Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Mercantil Bank Holding Corporation of our report dated March 12, 2018, except for the effects of (i) the revision discussed in Note 10 to the consolidated financial statements, as to which the date is June 15, 2018, (ii) the revision discussed in Note 1 to the consolidated financial statements, as to which the date is October 4, 2018, and (iii) the stock split discussed in Note 22 to the consolidated financial statements, as to which the date is November 16, 2018 relating to the financial statements of Mercantil Bank Holding Corporation, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Miami

November 26, 2018